Exhibit 99.1

FOR IMMEDIATE RELEASE

GlaxoSmithKline and Vertex Announce New Collaboration to Develop
and Commercialize VX-409, a Novel Compound
for the Treatment of Pain

— VX-409 is first in a new class of subtype selective ion channel modulators —

Cambridge, MA, December 13, 2005 - GlaxoSmithKline (NYSE: GSK) and Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) announced today that they have entered into a new agreement to develop and commercialize VX-409, Vertex’s novel, subtype selective sodium channel modulator for the treatment of pain.  VX-409 is the first of a new class of agents targeting specific pain signals in nerve cells.  Under the terms of the agreement, GSK will have the exclusive right and license to develop and commercialize VX-409 and back-up compounds worldwide.  Vertex will receive a $20 million up-front payment and could receive up to an additional $385 million in development and sales threshold milestone payments based on the development of VX-409 and back-up compounds in major pharmaceutical markets across a range of indications.  GSK will also pay Vertex royalties on annual net sales.

Dr. Jackie Hunter, Senior Vice President, Neurology and GI Centre of Excellence for Drug Discovery, GSK commented, “This is another example of GSK’s commitment to invest in external opportunities which complement our existing disease area expertise and maximize our development of innovative and best-in-class medicines to address unmet medical needs in key clinical areas.”

“GlaxoSmithKline is a leader in the development of new treatments for chronic and acute pain, and we are pleased to join with GSK to develop and commercialize VX-409 for the treatment of a variety of pain indications,” said Joshua Boger, Ph.D., Chairman, President and CEO of Vertex.  “VX-409 may have the potential to change the future management of pain, based on the clinical confirmation of the compound’s profile.”

About VX-409 and Pain

VX-409 is a leading agent in a new class of investigational therapies targeting pain treatment through selective modulation of sodium channels in nerve cells.  Specific sodium channels are involved in transmitting sensory input, including the transmission of pain signals to the central nervous system, making them attractive targets for new pain treatments.  As an oral, subtype selective sodium channel modulator, VX-409 has been shown to be orally bioavailable, highly active and has exhibited a good safety profile in nonclinical models of both neuropathic and inflammatory pain.  VX-409 was discovered through Vertex’s San Diego-based ion channel research program using the capabilities and proprietary technologies that are unique to that site.  Phase I clinical development of VX-409 is expected to be initiated early in 2007.

In the United States alone, an estimated 14 million people are affected by inflammatory pain and three million by neuropathic pain.(1)  Worldwide prescription drug sales for the treatment and management of pain were more than $20 billion in 2004, and are projected to grow at an estimated 10 percent annually through 2008.(2)  Both neuropathic and inflammatory pain are areas of major unmet medical need, and a new treatment targeting these areas could represent a significant product opportunity.

(1) "Neuropathic Pain: Painful Diabetic Neuropathy, Postherapeutic Neuralgia, and HIV-related Neuropathic Pain," Decision Resources, 2004. "Rheumatoid Arthritis," Decision Resources, 2005. "Osteoarthritis," Decision Resources, 2001.

(2) “Pain Management Therapeutics: A Strategic Market Outlook and Business Analysis", Frontline Strategic Consulting, 2003.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases.  The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies.  Vertex’s product pipeline is principally focused on viral diseases, inflammation, autoimmune diseases and cancer.

Vertex Safe Harbor Statement

This press release may contain forward-looking statements, including statements that (i) Vertex will receive a $20 million up-front payment and could receive up to an additional $385 million in milestone payments based on the development and sales of VX-409 and back-up compounds in major pharmaceutical markets across a range of indications; (ii) GSK will have the exclusive right and license to develop and commercialize VX-409, and will pay Vertex royalties on sales of products incorporating compounds covered by this agreement; (iii) VX-409 may have the potential to fundamentally change the future management of pain, based on the clinical confirmation of the compound’s profile; and

(iv) Phase I clinical development of VX-409 is expected to be initiated early in 2007.  While management makes its best efforts to be accurate in making forward-looking statements, such statements are subject to risks and uncertainties that could cause Vertex’s actual results to vary materially.  These risks and uncertainties include, among other things, the risks that clinical trials for VX-409 may not proceed as planned due to technical, scientific, supply or patient enrollment issues, that actual clinical studies of VX-409 will not reflect the results obtained in nonclinical testing, that any products resulting from this collaboration will be unsuccessful and therefore low or no royalty payments will be made to Vertex by GSK, that any products resulting from this collaboration will not have the anticipated effect on pain management, due to technical or performance shortcomings or unanticipated side effects, and other risks listed under Risk Factors in Vertex’s Form 10-K filed with the Securities and Exchange Commission on March 16, 2005.

Vertex’s press releases are available at www.vrtx.com.

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Vertex Contacts:

Lynne H. Brum, VP, Corporate Communications and Financial Planning, (617) 444-6614

Michael Partridge, Director, Corporate Communications, (617) 444-6108

Lora Pike, Manager, Investor Relations, (617) 444-6755

Zachry Barber, Specialist, Media Relations, (617) 444-6470